Exhibit 99.5

                                                  OTA's 2006 Manufacturer Survey
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U.S. Organic Industry Overview
The U.S. organic industry grew 17% overall to reach $14.6 billion in consumer sales in 2005. Organic foods, still by far the largest and most clearly defined part of the organic industry, grew 16.2% in 2005 and accounted for $13.8 billion in consumer sales. Other organic products or 'non-foods'--including personal care products, nutritional supplements, fiber, household cleaners, flowers, and pet food--grew 32.5% from a much smaller base of sales and totaled $744 million in U.S. consumer sales in 2005.

Organic Food Market
The $13.8 billion in consumer sales of organic foods in 2005 represented 2.5% of total U.S. food sales, a 'penetration rate' that has grown from 0.8% in 1997. Organic foods have shown fairly consistent annual growth rates of 15% to 21% since 1997, when fairly comprehensive data was first available. Anecdotal data based on historical surveys and interviews with long-time participants in the organic foods business place growth estimates in a similar range of nearly 20% annually since 1990.

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Total Foods and Organic Foods Consumer Sales and Penetration, 1997-2005

           ----------------------------------------------------------------
                       Organic       Organic
                        Food          Food        Total Food      Organic
                       ($MII)        Growth      Sales ($Mil)   Penetration
                       ------        ------      ------------   -----------
           1997        $ 3,594          na         $443,790        0.81%
           1998        $ 4,286        19.2%        $454,140        0.94%
           1999        $ 5,039        17.6%        $474,790        1.06%
           2000        $ 6,100        21.0%        $498,380        1.22%
           2001        $ 7,360        20.7%        $521,830        1.41%
           2002        $ 8,635        17.3%        $530,612        1.63%
           2003        $10,381        20.2%        $535,406        1.94%
           2004        $11,902        14.6%        $544,141        2.19%
           2005        $13,831        16.2%        $556,791        2.48%
           ----------------------------------------------------------------

Source: Nutrition Business Journal estimates based on OTA's 2006 Manufacturer
        Survey, annual Nutrition Business Journal surveys of manufacturers, SPINS, and other sources.
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Organic Food Channel Distribution
As organic foods become part of the American mainstream, they are increasingly found in more mainstream retail establishments. Although the independent natural grocery or health foods store laid the tracks for the organic foods manufacturer and supplier, sales have since penetrated many other channels to the point that independent natural food stores represented less than 25% organic food sales for the first time in 2005. The largest natural food chains (led by Whole Foods Market and Wild Oats grocery retailers) represent an estimated $3.2 billion of total organic food dollar sales, so together the natural channel represented 47% of U.S. organic food sales in 2005. Roughly 46% of total organic food dollar volume was sold through the mass-market channel, which includes supermarkets/grocery stores, mass merchandisers, and club stores. The remaining 7% was made up of farmer's markets, food service and other nonretail-store sales.

                                                  OTA's 2006 Manufacturer Survey
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Organic Food Categories
Fruit and vegetables accounts for by far the largest portion of sales at 39% of the $13.8 billion total. Understandably the more established categories like beverages (includes soymilk) and fruit & vegetables grew less quickly in 2005 than less established categories. Smaller, less established categories like condiments and meat & poultry grew at noticeably higher rates in 2005 than more established categories. Data was collected and analyzed in 71 individual food sub-categories that comprise the eight major food categories.

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Organic Food Category Share, 2005

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                                    Sales      % Growth
Organic Food Categories             ($Mil)       2005
-----------------------             ------     --------
Dairy                                2,140      23.6%
Bread & Grains                       1,360      19.2%
Beverages (incl. non-dairy)          1,940      13.2%
Fruit & Vegetables                   5,369      10.9%
Snack Foods                            667      18.3%
Packaged/Prepared Foods              1,758      19.4%
Sauces/Condiments                      341      24.2%
Meat/Fish/Poultry                      256      55.4%
-------------------------------------------------------
Total Org Consumer Food Sales       13,831      16.2%
-------------------------------------------------------

[The following table was represented as a pie chart in there printed report.]

Snack Foods                    5%
Prepared Foods                13%
Sauces/Condiments              2%
Meat                           2%
Dairy                         15%
Bread/Grains                  10%
Beverages                     14%
Fruit/Veg                     39%

Source: OTA's 2006 Manufacturer Survey. Category and growth estimates derived from survey responses, Nutrition Business Journal's organic industry model, SPINS retail data, and other sources.
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Organic Non-Food Categories
Other organic products, or non-foods, had consumer sales of $744 million in 2005 and growth of 32.5%. Roughly 38% of organic non-food sales, or $282 million, were personal care products. Compared to organic foods, which had a penetration rate of 2.5% in 2005, organic non-foods are still emerging as a category and accounted for only 0.22% of total sales in their sectors in 2005.

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Organic Non-Foods Category Share, 2005

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                                         05 Sales  % Growth
Organic Categories                        ($Mil)    2005
------------------                       --------  --------
Organic Supplements                        $238       29%
Organic Personal Care                      $282       28%
Organic Household
Products/Cleaners                          $ 19       29%
Organic Pet Food                           $ 30       46%
Organic Flowers                            $ 16       50%
Organic Fiber (Linens & Clothing)          $160       44%
-----------------------------------------------------------
Total Organic Consumer Non-Foods Sales     $744     32.5%
-----------------------------------------------------------

[The following table was represented as a pie chart in there printed report.]

Personal Care                 38%
HH Products/Cleaners           3%
Pet Food                       4%
Flowers                        2%
Fiber (Linens & Clothing)     21%
Supps                         32%

                                                  OTA's 2006 Manufacturer Survey
--------------------------------------------------------------------------------

Source: OTA's 2006 Manufacturer Survey. Category and growth estimates derived from survey responses, Nutrition Business Journal's organic industry model, SPINS retail data, and other sources.
--------------------------------------------------------------------------------

Organic Labeling, Certification, & Materials Supply

o When asked whether they display the USDA Organic seal on 'any' of their products, 61% of survey respondents answered in the affirmative.

o Of the 39% of survey respondents that do not currently display the USDA Organic seal, 53% reported that they intend to display the USDA Organic seal on their products in the future.

o 17% of survey respondents reported that USDA labeling requirements and certification programs had "dramatically increased their ability to generate sales of organic products." Thirty-eight percent reported that labeling increased organic sales somewhat, 43% reported that labeling and certification had not affected sales, and 1% reported that it had decreased sales.

o 52% of survey respondents reported that a lack of dependable supply of organic raw materials has restricted their company from generating more sales of organic products.

o Nearly half (49%) of survey respondents' organic sales were classified as 95+% organic, while 32% of sales were reported as 100% organic and 19% as 70+% organic.

Methodology & Acknowledgements

The Organic Trade Association 2006 Manufacturer Survey was conducted and produced on behalf of the Organic Trade Association by Nutrition Business Journal. The survey was conducted in February and March of 2006. More that 200 companies responded to the survey, of which 160 firms submitted complete surveys, including revenues reported in narrow ranges, growth, and product and sales channel breakdowns. NBJ research provided revenue estimates and product and sales channel analysis for an additional 155 companies.

The complete 63-page survey, including a 2007-2010 forecast by major categories, is available for $495 (OTA member rate is $195). To order, go to http://www.ota.com/bookstore.html.